3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

Exhibit 5.1

June 8, 2018

Independence Realty Trust, Inc. Two Liberty Place 50 S. 16th Street, Suite 3575 Philadelphia, Pennsylvania 19102

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Independence Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale of up to $150,000,000 of the Company’s common stock, par value $0.01 per share (“Common Stock”), covered by the Company’s Registration Statement on Form S‑3 (Registration No. 333-218130) (as the same may be amended and supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Common Stock will be sold pursuant to the At-the-Market Issuance Sales Agreement, dated as of August 4, 2017, among the Company, Independence Realty Operating Partnership, L.P. (the “Operating Partnership”), Citigroup Global Markets Inc., Robert W. Baird & Co. Incorporated, Capital One Securities, Inc., KeyBanc Capital Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Stifel, Nicolaus & Company, Incorporated (the “At-the-Market Issuance Sales Agreement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.The Registration Statement, including the Prospectus dated November 9, 2017 therein (the “Prospectus”) and the Prospectus Supplement, dated November 13, 2017, related to the offer and sale of the Common Stock (the “Prospectus Supplement”);

2.The Articles of Restatement for the Company, as amended and supplemented through the date hereof (the “Articles of Restatement”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

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Independence Realty Trust, Inc.

June 8, 2018

3.The Amended and Restated Bylaws of the Company, as amended through the date hereof;

4.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to the offer and sale of the Common Stock (the “Resolutions”), certified by an officer of the Company as being complete, accurate and in effect;

6.The At-the-Market Issuance Sales Agreement;

7.Such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.Each individual executing any of the Documents is legally competent to do so.

2.Each individual executing any of the Documents on behalf of a party (other than the Company and the Operating Partnership) is duly authorized to do so.

3.All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise.

4.The Common Stock will not be issued or transferred in violation of any restriction on ownership and transfer set forth in Article IV of the Articles of Restatement or other organizational document of the Company.

5.A sufficient number of authorized but unissued Common Stock will be available for issuance when the Common Stock is issued and sold under the At-the-Market Issuance Sales Agreement.

Independence Realty Trust, Inc.

June 8, 2018

6.Prior to the issuance and sale of shares of Common Stock under the At-the-Market Issuance Sales Agreement, the ATM Offering Committee (as defined in the Resolutions) will determine the price and certain other terms of issuance of such shares in accordance with the Resolutions (the “Corporate Proceedings”).

Subject to the foregoing, it is our opinion that as of the date hereof:

1.The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.The issuance of the Common Stock offered under the Prospectus Supplement on and after June 8, 2018 has been duly authorized by all necessary action on the part of the Company and, when and if issued and delivered by the Company against payment therefor in accordance with the Resolutions, the Corporate Proceedings and the At-the-Market Issuance Sales Agreement, the Common Stock will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

This opinion is being furnished to you for your submission to the Commission as an exhibit to a current report on Form 8-K (the “8-K”), to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein and under the section “Legal Matters” in the Registration Statement, Prospectus and Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Pepper Hamilton LLP
PEPPER HAMILTON LLP